EXHIBIT J



                          [OMI Corporation Letterhead]


June 30, 2004

Stelphi Holding Ltd.
Areos 2A Street
Athens, Greece
Attention:  George Karageorgiou

Dear Mr. Karageorgiou:

       This is to confirm our mutual agreement to terminate that certain Agreement, dated as of May 16, 2004, between OMI Corporation and Stelphi Holding Ltd., as such Agreement was amended by that certain Amendment Agreement dated as of June 2, 2004. This termination is being effected pursuant to Section 5.1(c) of such Agreement.

       Please indicate your agreement by signing below where indicated.

                                    Sincerely,


                                    OMI CORPORATION

                                    By: /s/ Craig H. Stevenson, Jr.
                                        ----------------------------------
                                         Name:  Craig H. Stevenson, Jr.
                                         Title: Chairman of the Board and
                                         Chief Executive Officer

Acknowledged and Agreed:

STELPHI HOLDING LTD.

By: /s/ G. Karageorgiou
    -----------------------
     Name: G. Karageorgiou
     Title: Director